EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into and made effective as of this 30th day of September 2026 (the “Effective Date”) by and between Sadot Group Inc., a Nevada corporation with a place of business at 295 East Renfro Street, Suite 300, Burleson, Texas 76028 (“Purchaser” or “Sadot”), and SOFTECH RESOURCES LIMITED, a company duly incorporated under the laws of Hong Kong (Business Registration Number 80851742), with its registered address at No. 5, 17/F, Strand 50, 50 Bonham Strand, Sheung Wan, Hong Kong, acting through its duly authorized Director, Kailesh Jagdishchandra Ashani (“Seller”) (each of Seller and Purchaser is defined herein as a “Party”, and collectively referred to as the “Parties”).

WITNESSETH:

WHEREAS, Seller owns and operates an existing, functioning software platform known as “SalesIQ,” an autonomous, AI-enabled commercial origination platform, together with the software, source code, repositories, models, workflows, prompts, agents, databases, data assets, domain names, trademarks, documentation and other intellectual property and assets more particularly described in Exhibit A hereto (collectively, the “SalesIQ Platform”);

WHEREAS, Purchaser owns and operates the TradeIQ commodity price-forecasting platform (“TradeIQ”) and the TradeOS commodity trade and risk management platform (“TradeOS”), and desires to acquire the SalesIQ Platform as existing software so that Purchaser may thereafter customize, enhance, deploy and integrate the SalesIQ Platform with TradeIQ and TradeOS;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell, assign and transfer to Purchaser, the Purchased Assets, free and clear of all Encumbrances, on the terms and subject to the conditions set forth herein;

WHEREAS, as consideration for the Purchased Assets, Purchaser shall pay the Cash Consideration in the monthly installments provided herein and shall issue to Seller the Series D Preferred Shares and the Series E Preferred Shares, in each case in a transaction not involving any public offering, upon the terms set forth herein, in the Series D Certificate of Designation and in the Series E Certificate of Designation;

WHEREAS, the Parties intend that the Preferred Shares shall be issued and outstanding at Closing, shall carry no dividend, interest, accretion or yield of any kind, and shall be convertible into Common Stock only upon satisfaction of each of the Conversion Conditions (including the applicable ARR Milestone, the Shareholder Approval and the Nasdaq Confirmation) on or before the Milestone Deadline, failing which the applicable series shall be automatically cancelled for no consideration; and

WHEREAS, the Parties intend that this Agreement be executed, and that the Closing occur simultaneously with such execution, on September 30, 2026, and in no event later than the Outside Date.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the sufficiency and receipt of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1       Capitalized Terms. In addition to those terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person. Such Person shall constitute an Affiliate only when and for so long as the Control exists.

(b)	“ARR” or “Annual Recurring Revenue” means, as of any date of determination, the aggregate annualized recurring subscription revenue of Purchaser and its Subsidiaries under Qualifying Customer Contracts then in effect for the SalesIQ Platform and/or TradeIQ (including any successor, integrated or bundled offering of the SalesIQ Platform and TradeIQ), calculated as the aggregate contracted monthly recurring subscription fee under all Qualifying Customer Contracts as of such date multiplied by twelve (12). ARR shall exclude, without duplication: (i) revenue from any Affiliate of Seller or of Purchaser, or from any other related party of Seller (including any customer whose subscription fees are paid, reimbursed, guaranteed or subsidized, directly or indirectly, by Seller or any of its Affiliates); (ii) one-time, set-up, implementation, professional services, consulting, training, customization, integration or other non-recurring fees; (iii) usage-based, transaction-based, per-call, origination or success fees, except to the extent of any contractually committed minimum recurring amount; (iv) refunds, credits, discounts, rebates, chargebacks, sales and similar Taxes, and amounts that are more than sixty (60) days past due; (v) revenue under any contract that has been terminated, cancelled, or as to which notice of termination or non-renewal has been given, or that is subject to a right of the customer to terminate for convenience without penalty within the following ninety (90) days; and (vi) revenue under any contract entered into other than on arm’s-length terms in the ordinary course of business. For any contract that bundles the SalesIQ Platform or TradeIQ with other products or services, only the portion of the recurring fee reasonably allocable to the SalesIQ Platform and/or TradeIQ, as determined by Purchaser in good faith consistently with its revenue recognition policies, shall be included. ARR shall be determined in accordance with Purchaser’s books and records and GAAP, consistently applied, and Purchaser’s determination, as certified in an ARR Certification, shall be final and binding absent manifest error.

(c)	“ARR Certification” has the meaning set forth in Section 2.5(c).

(d)	“ARR Milestone” means the Series D ARR Milestone or the Series E ARR Milestone, as applicable.

(e)	“Assumed Contracts” means only those contracts, licenses, subscriptions and hosting arrangements expressly listed on Schedule 1.1(e), which Seller shall assign to Purchaser at Closing and which Purchaser shall assume solely with respect to obligations arising and to be performed after the Closing (and not arising from any breach or default occurring on or prior to the Closing).

(f)	“Assumed Liabilities” means only those liabilities expressly listed on Schedule 1.1(f), if any, and the post-Closing obligations under the Assumed Contracts described in clause (e). Purchaser does not assume, and shall not be deemed to have assumed, any other liability or obligation of Seller of any kind.

(g)	“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are authorized or required by law to close.

(h)	“Cash Consideration” means Three Hundred Thousand United States Dollars (US$300,000), payable in twelve (12) equal consecutive monthly Installments of Twenty-Five Thousand United States Dollars (US$25,000) each in accordance with Section 2.2(b)(i).

(i)	“Certificates of Designation” means, collectively, the Series D Certificate of Designation and the Series E Certificate of Designation.

(j)	“Change of Control” means, with respect to any Person, (i) any transaction or series of transactions whereby any other Person directly or indirectly acquires Control of such Person, or (ii) the sale or other disposition of all or substantially all of such Person’s assets in any single transaction or series of related transactions.

(k)	“Closing” and “Closing Date” have the meanings set forth in Section 2.8.

(l)	[Reserved.]

(m)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(n)	“Common Stock” means the common stock, par value $0.0001 per share, of Purchaser.

(o)	“Control” (including the correlative meanings of the terms “Controls”, “Controlled by” and “under common Control with”) means the direct or indirect ownership of more than fifty percent (50%) of the voting or equity interests of an entity, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

(p)	“Conversion Conditions” has the meaning set forth in Section 2.5(a).

(q)	“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Preferred Shares in accordance with the applicable Certificate of Designation.

(r)	“Disclosure Schedules” means the disclosure schedules delivered by Seller to Purchaser concurrently with the execution of this Agreement, which form an integral part hereof. No disclosure shall qualify any representation or warranty unless it is set forth on the Disclosure Schedules with reasonable particularity and identifies the Section to which it relates, or its relevance to another Section is reasonably apparent on its face.

(s)	“Encumbrance” means, with respect to any of the Purchased Assets, any mortgage, lien, pledge, charge, security interest, express or implied license, covenant not to sue, option, right of first refusal, escrow arrangement, judgment, stipulation, court order or decree, claim, or other restriction on transfer, use or licensing, or any commitment to a third party which would result in any of the foregoing, whether currently existing or arising in the future.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u)	“Excluded Assets” means only those assets expressly listed on Schedule 1.1(u). No asset that is used in, embodied in, or necessary to own, operate, host, maintain or commercialize the SalesIQ Platform as it exists on the Effective Date and at Closing shall constitute an Excluded Asset unless Purchaser has expressly accepted such exclusion in writing by reference to this definition.

(v)	“Excluded Liabilities” means every liability and obligation of Seller or any of its Affiliates, or relating to the Purchased Assets or the SalesIQ Platform, of any kind, whether known or unknown, accrued, absolute, contingent or otherwise, other than the Assumed Liabilities, including: (i) all Taxes of Seller and all Taxes relating to the Purchased Assets for any period (or portion thereof) ending on or prior to the Closing Date; (ii) all liabilities to or in respect of any current or former employee, contractor, developer or consultant of Seller; (iii) all indebtedness of Seller; (iv) all liabilities arising out of any litigation, claim or proceeding pending or threatened as of the Closing or arising out of facts or circumstances existing on or prior to the Closing; (v) all liabilities arising out of any breach or default under any contract occurring on or prior to the Closing; (vi) all liabilities for infringement, misappropriation or other violation of the Intellectual Property of any Person occurring on or prior to the Closing; (vii) all liabilities arising out of any violation of any privacy, data protection, anti-spam, telemarketing or similar law on or prior to the Closing; and (viii) all liabilities arising out of the Excluded Assets.

(w)	“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Authority), 3.2 (Title; Sufficiency), 3.3 (No Conflicts; Consents), 3.9 (Chain of Title), 3.15 (Brokers), 3.16 (No Affiliation with Purchaser), 3.17 (Securities Representations), 4.1 (Organization and Authority) and 4.3 (Valid Issuance).

(x)	“GAAP” means United States generally accepted accounting principles, consistently applied.

(y)	“Governmental Authority” means any federal, state, local or non-U.S. government, or any court, tribunal, arbitral body, administrative agency, commission, self-regulatory organization (including Nasdaq) or other governmental or regulatory authority or instrumentality thereof, including the SEC, the U.S. Patent and Trademark Office and the U.S. Copyright Office.

(z)	“Intellectual Property” means all intellectual property and proprietary rights of every kind throughout the world, whether registered or unregistered, including: (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations and extensions; (ii) trademarks, service marks, trade names, logos, trade dress, domain names, social media accounts and handles, and all goodwill associated therewith; (iii) copyrights, works of authorship, software (in source code and object code form), databases, data compilations, and moral rights; (iv) trade secrets, know-how, inventions, algorithms, models, model weights, prompts, training data, methodologies, processes and confidential information; and (v) all registrations, applications, renewals and rights to sue for past, present and future infringement of any of the foregoing.

(aa)	“Knowledge” of Seller means the actual knowledge, after reasonable inquiry, of each director, officer, manager and senior employee of Seller and of each individual principally responsible for the development, hosting or operation of the SalesIQ Platform, including Kailesh Jagdishchandra Ashani.

(bb)	“Losses” means all losses, liabilities, damages, deficiencies, judgments, settlements, awards, fines, penalties, interest, Taxes, costs and expenses, including reasonable attorneys’, experts’ and other professional fees and expenses and costs of investigation, enforcement and collection.

(cc)	“Material Adverse Effect” means any event, change, circumstance or effect that is, or would reasonably be expected to be, materially adverse to the value, condition, functionality, operability, security or ownership of the Purchased Assets, taken as a whole, or to Seller’s ability to consummate the transactions contemplated by this Agreement.

(dd)	“Milestone Deadline” means 5:00 p.m., New York City time, on the date that is thirty-six (36) months after the Closing Date.

(ee)	“Nasdaq” means The Nasdaq Stock Market LLC, and “Nasdaq Listing Rules” means the listing rules of Nasdaq as in effect from time to time, including Rule 5101, IM-5101-2, Rule 5250 and Rule 5635.

(ff)	“Nasdaq Confirmation” has the meaning set forth in Section 2.5(d).

(gg)	“Open Source Software” means any software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms, including any license approved by the Open Source Initiative or any Creative Commons license, and including the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, Apache License, MIT License and BSD licenses.

(hh)	“Outside Date” means September 30, 2026, or such later date as Purchaser may expressly agree in writing in its sole discretion.

(ii)	[Reserved]. .

(jj)	“Person” means any individual, corporation, company, partnership, limited liability company, trust, association, joint venture, unincorporated organization, Governmental Authority or other entity.

(kk)	“Preferred Shares” means, collectively, the Series D Preferred Shares and the Series E Preferred Shares.

(ll)	“Purchased Assets” has the meaning set forth in Section 2.1(a).

(mm)	“Purchase Price” has the meaning set forth in Section 2.2(a).

(nn)	“Qualifying Customer Contract” means a written subscription agreement or order form, entered into on arm’s-length terms in the ordinary course of business, between Purchaser or a Subsidiary of Purchaser and a bona fide third-party customer that is not an Affiliate or related party of Seller or Purchaser, providing for recurring subscription fees for access to or use of the SalesIQ Platform and/or TradeIQ, that (i) has an initial committed term of not less than twelve (12) months or, if month-to-month, has been in continuous effect with fees paid for not fewer than three (3) consecutive months, (ii) is in full force and effect and not in default, and (iii) under which at least one invoice has been issued and paid in full.

(oo)	“Regulation D” means Regulation D, and “Regulation S” means Regulation S, in each case promulgated under the Securities Act.

(pp)	“Restricted Securities” has the meaning set forth in Rule 144(a)(3) under the Securities Act, and “Rule 144” means Rule 144 promulgated under the Securities Act.

(qq)	“SEC” means the U.S. Securities and Exchange Commission.

(rr)	“Securities” means, collectively, the Preferred Shares and the Conversion Shares.

(ss)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(tt)	“Series D ARR Milestone” means ARR equal to or greater than Two Hundred Fifty Thousand United States Dollars (US$250,000), as certified in an ARR Certification.

(uu)	“Series D Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of the Series D Preferred Stock of Purchaser, in the form attached hereto as Exhibit C, to be filed with the Secretary of State of the State of Nevada prior to the Closing.

(vv)	“Series D Preferred Shares” means 3,575 shares of Series D Preferred Stock having an aggregate Stated Value of Three Million Five Hundred Seventy-Five Thousand United States Dollars (US$3,575,000).

(ww)	“Series D Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.0001 per share, of Purchaser, having the rights, preferences and limitations set forth in the Series D Certificate of Designation.

(xx)	“Series E ARR Milestone” means ARR equal to or greater than Five Hundred Thousand United States Dollars (US$500,000), as certified in an ARR Certification.

(yy)	“Series E Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of the Series E Preferred Stock of Purchaser, in the form attached hereto as Exhibit D, to be filed with the Secretary of State of the State of Nevada prior to the Closing.

(zz)	“Series E Preferred Shares” means 3,575 shares of Series E Preferred Stock having an aggregate Stated Value of Three Million Five Hundred Seventy-Five Thousand United States Dollars (US$3,575,000).

(aaa)	“Series E Preferred Stock” means the Series E Convertible Preferred Stock, par value $0.0001 per share, of Purchaser, having the rights, preferences and limitations set forth in the Series E Certificate of Designation.

(bbb)	“Shareholder Approval” means the approval by the stockholders of Purchaser, at a duly called annual or special meeting of stockholders and in accordance with the Nasdaq Listing Rules (including Rules 5635(a), 5635(b) and 5635(d), as applicable), Chapter 78 of the Nevada Revised Statutes, Purchaser’s articles of incorporation and bylaws and applicable law, of the issuance of the Conversion Shares upon conversion of the Preferred Shares.

(ccc)	“Stated Value” means US$1,000.00 per Preferred Share, as set forth in the applicable Certificate of Designation.

(ddd)	“Subsidiary” means a legal entity that is Controlled by a Party.

(eee)	“Tax” or “Taxes” means all taxes, levies, duties, imposts, charges and withholdings of any nature imposed by any Governmental Authority, together with all penalties, interest and additions thereto.

(fff)	“Transaction Documents” means this Agreement, the IP Assignment, the Bill of Sale and Assignment and Assumption Agreement, the Certificates of Designation, the Voting Agreement, the Disclosure Schedules and each other agreement, instrument or certificate delivered pursuant hereto.

(ggg)	“Transfer Agent” means Computershare, or any successor transfer agent of Purchaser.

(hhh)	“Voting Agreement” means the Voting Agreement between Purchaser and Seller in the form attached hereto as Exhibit E.

1.2       Interpretation. In this Agreement, (a) “including” means “including without limitation”; (b) “or” is not exclusive; (c) references to Articles, Sections, Exhibits and Schedules are to those of this Agreement unless otherwise stated, and the Exhibits and Schedules are incorporated herein; (d) headings are for convenience only; (e) references to any law include such law as amended and any successor law and the rules and regulations thereunder; and (f) this Agreement shall be construed as jointly drafted and no rule of construction against the drafting Party shall apply.

ARTICLE II

SALE AND TRANSFER OF PURCHASED ASSETS; CONSIDERATION; CLOSING

2.1       Purchase and Sale of Assets.

(a)	Purchased Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, irrevocably sell, assign, transfer, convey and deliver to Purchaser (or its designee), and Purchaser shall purchase and acquire from Seller and its Affiliates, all of Seller’s and its Affiliates’ right, title and interest in and to the SalesIQ Platform and all assets, properties and rights of every kind used in, embodied in, or necessary to own, operate, host, maintain, support and commercialize the SalesIQ Platform, wherever located and in whatever form or medium, free and clear of all Encumbrances (collectively, the “Purchased Assets”), including:

(i)	all existing SalesIQ Platform object code and source code, code repositories (including all branches, commit histories and tags), build scripts, deployment scripts, infrastructure-as-code, APIs, microservices, prompts, agents, workflows, algorithms, models, model weights, fine-tuning data, embeddings, configurations, integrations and environments, as more fully described on Exhibit A;

(ii)	all product specifications, architecture materials, design documents, technical documentation, user documentation, API documentation, testing materials, test suites, deployment and run-book instructions, and development records;

(iii)	all trademarks, service marks, trade names, logos, domain names, social media accounts and handles and other brand assets relating to the SalesIQ Platform, including those listed on Exhibit A, together with all goodwill associated therewith;

(iv)	all proprietary databases, prospect datasets, contact and lead databases, taxonomies, training data, evaluation data, configuration data, analytics and other data assets relating to the SalesIQ Platform, to the extent lawfully owned by Seller and transferable in compliance with applicable law, as listed on Exhibit A;

(v)	the Assumed Contracts, and all rights of Seller thereunder arising after the Closing;

(vi)	all Intellectual Property embodied in, used in or necessary to operate the SalesIQ Platform, including the registered and applied-for Intellectual Property listed on Exhibit A, and all rights to sue for and collect damages and other remedies for past, present and future infringement, misappropriation or other violation thereof;

(vii)	all administrative credentials, passwords, encryption keys, API keys, registrar, hosting, cloud-services, source-control and third-party-service accounts (or, where an account is not transferable, all data and configurations therein), in each case relating to the SalesIQ Platform;

(viii)	[Reserved].

(ix)	all claims, causes of action, rights of recovery, rights of set-off and rights of recoupment of any kind against third parties relating to the Purchased Assets, whether arising before or after the Closing.

(b)	Excluded Assets. Notwithstanding Section 2.1(a), the Purchased Assets shall not include the Excluded Assets.

(c)	Assumed Liabilities; Excluded Liabilities. At the Closing, Purchaser shall assume and agree to pay, perform and discharge when due only the Assumed Liabilities. Purchaser is purchasing only the Purchased Assets and is not, and shall not be deemed to be, a successor to Seller or to any business of Seller. Purchaser does not assume, and shall not be deemed to have assumed, any Excluded Liability, and Seller shall pay, perform and discharge all Excluded Liabilities as and when due.

(d)	Non-Assignable Assets. To the extent that the assignment of any Assumed Contract or other Purchased Asset requires the consent of a third party that has not been obtained at Closing, this Agreement shall not constitute an assignment thereof if such assignment would constitute a breach thereof; Seller shall use its best efforts to obtain such consent as promptly as practicable after Closing and, until obtained, shall hold such asset for the exclusive benefit of Purchaser, shall provide Purchaser with all of the economic and practical benefits thereof, and shall act at Purchaser’s direction with respect thereto. Purchaser’s acceptance of this arrangement shall not limit any right of Purchaser under Article VI.

(e)	Existing Platform; Future Enhancements. The Parties acknowledge and agree that the SalesIQ Platform is existing, developed and operational software as of the Effective Date and the Closing Date, and that the Purchased Assets are being transferred in their existing state at Closing. Any post-Closing customization, enhancement, commodity-specific development, deployment or integration of the SalesIQ Platform with TradeIQ or TradeOS (i) constitutes future work that is not a Purchased Asset, (ii) is not a condition to the existence, completeness or transfer of the Purchased Assets at Closing, and (iii) shall be governed exclusively by the separate Strategic Advisory Agreement between Purchaser and Seller (or an Affiliate of Seller) or a written statement of work, and not by this Agreement. Seller shall not assert, and hereby waives any right to assert, that the consideration payable hereunder is in respect of, or conditioned upon, any such future work.

2.2       Consideration.

(a)	Purchase Price. The aggregate consideration for the Purchased Assets (the “Purchase Price”) shall consist of: (i) the Cash Consideration; (ii) the Series D Preferred Shares; and (iii) the Series E Preferred Shares. The Parties acknowledge that the Purchase Price has a stated aggregate value of Seven Million Four Hundred Fifty Thousand United States Dollars (US$7,450,000), comprised of the Cash Consideration (US$300,000) and the Preferred Shares at their aggregate Stated Value (US$7,150,000). Seller acknowledges that the Stated Value of the Preferred Shares and the Conversion Price are reference amounts used solely for purposes of describing the stated Purchase Price, that the fair value of the Securities for accounting, Tax, Nasdaq and all other purposes shall be determined as required by applicable law and GAAP, and that Purchaser makes no representation as to the value, market price or liquidity of any Security.

(b)	Delivery at Closing. At the Closing, Purchaser shall:

(i)	pay to Seller the first Installment of the Cash Consideration by wire transfer of immediately available funds to the account designated in writing by Seller not less than two (2) Business Days prior to the Closing Date. The Cash Consideration shall be paid in twelve (12) equal consecutive monthly installments of Twenty-Five Thousand United States Dollars (US$25,000) each (each, an “Installment”), the first Installment being payable on the Closing Date and each of the eleven (11) subsequent Installments being payable on the thirtieth (30th) day of each succeeding calendar month (or, if such day is not a Business Day, on the next succeeding Business Day), commencing October 30, 2026 and ending August 30, 2027, in each case by wire transfer of immediately available funds to the account most recently designated in writing by Seller. The unpaid Installments shall not bear interest, shall not be evidenced by any promissory note or secured by any Purchased Asset or other collateral, shall constitute unsecured general obligations of Purchaser, and shall be subject to Purchaser’s rights of withholding and set-off under Sections 2.12(b) and 6.7. Purchaser may prepay any Installment, in whole or in part, at any time without premium or penalty;

(ii)	issue and deliver to Seller the Series D Preferred Shares in book-entry form on the records of the Transfer Agent (or in certificated form, at Purchaser’s election), bearing the legends set forth in Section 2.11; and

(iii)	issue and deliver to Seller the Series E Preferred Shares in book-entry form on the records of the Transfer Agent (or in certificated form, at Purchaser’s election), bearing the legends set forth in Section 2.11.

(c)	No Deferred Issuance. For the avoidance of doubt, the Preferred Shares shall be issued and outstanding as of the Closing. The issuance of the Preferred Shares is not deferred and is not conditioned upon achievement of any ARR Milestone; only the conversion of the Preferred Shares into Conversion Shares is conditional, as provided in Section 2.5 and the Certificates of Designation.

(d)	No Other Consideration. Except as expressly set forth in this Section 2.2, no other cash, securities, earn-out, royalty, fee or other consideration of any kind shall be payable by Purchaser or any of its Affiliates in respect of the Purchased Assets. Any fee payable to Seller or any Affiliate of Seller under the separate Strategic Advisory Agreement or Deal Origination Agreement is not consideration for the Purchased Assets, and no fee shall be payable under any such agreement in respect of the transactions contemplated hereby.

2.3       [Reserved.]

2.4       Terms of the Preferred Shares. The Preferred Shares shall have the rights, preferences, privileges and limitations set forth in the Series D Certificate of Designation and the Series E Certificate of Designation, respectively, each of which is incorporated herein by reference. Without limiting the Certificates of Designation, the Parties agree that each series of Preferred Shares shall:

(a)	have a Stated Value of US$1,000.00 per share and an aggregate Stated Value of US$3,575,000 per series;

(b)	bear no dividend, interest, accretion, yield, make-whole, premium or other return of any kind, whether cumulative or non-cumulative, and entitle the holder to no cash payment of any kind from Purchaser under any circumstances (other than the payment of cash in lieu of fractional shares, if so provided in the applicable Certificate of Designation);

(c)	be non-voting, and confer no right to vote on any matter submitted to the stockholders of Purchaser, whether as a separate class or series or together with the Common Stock, except to the extent that a separate series vote is expressly required by non-waivable provisions of the Nevada Revised Statutes, and in no event shall the Preferred Shares carry voting rights that would violate Rule 5640 of the Nasdaq Listing Rules;

(d)	not be redeemable or puttable at the option of the holder, and not be subject to any mandatory redemption, sinking fund or similar obligation of Purchaser;

(e)	rank, upon any liquidation, dissolution or winding up of Purchaser, pari passu with the Common Stock on an as-converted basis, without any liquidation preference;

(f)	be convertible into Conversion Shares only upon satisfaction of each of the Conversion Conditions on or before the Milestone Deadline, at a fixed conversion price of US$13.00 per share of Common Stock (the “Conversion Price”), subject to equitable adjustment solely for stock splits, reverse stock splits, stock dividends, combinations and reclassifications of the Common Stock, such that the number of Conversion Shares issuable upon conversion of each series shall equal the aggregate Stated Value of such series divided by the Conversion Price, with no fractional shares issued;

(g)	be automatically cancelled and terminated, and shall cease to be outstanding, for no consideration and without any payment, conversion, extension, renegotiation right, dividend, interest, make-whole or other obligation of Purchaser, if each of the Conversion Conditions applicable to such series has not been satisfied on or before the Milestone Deadline, as provided in Section 2.5(f);

(h)	confer no pre-emptive, anti-dilution (other than the equitable adjustments described in clause (f)), registration, information, consent, veto, Board nomination, Board observer, management or other governance right of any kind; and

(i)	be subject to the cancellation and set-off rights of Purchaser set forth in Section 6.7.

2.5       Conditions to Conversion of Preferred Shares.

(a)	Conversion Conditions. Notwithstanding anything to the contrary in this Agreement or in either Certificate of Designation, no Preferred Share of either series shall be converted into, and Purchaser shall have no obligation to issue, any Conversion Shares unless and until each of the following conditions (collectively, the “Conversion Conditions”) has been satisfied with respect to such series:

(i)	ARR Milestone. With respect to the Series D Preferred Shares, the Series D ARR Milestone has been achieved on or before the Milestone Deadline and certified in an ARR Certification; and with respect to the Series E Preferred Shares, the Series E ARR Milestone has been achieved on or before the Milestone Deadline and certified in an ARR Certification;

(ii)	Shareholder Approval. The Shareholder Approval has been obtained and remains in full force and effect;

(iii)	Nasdaq Confirmation. The Nasdaq Confirmation described in Section 2.5(d) has been received by Purchaser and has not been withdrawn, qualified or conditioned in any manner adverse to Purchaser;

(iv)	Listing of Additional Shares. Purchaser has submitted to Nasdaq a Listing of Additional Shares notification with respect to the applicable Conversion Shares in accordance with Rule 5250(e)(2) of the Nasdaq Listing Rules, and Nasdaq has raised no objection thereto; and

(v)	Securities Law Compliance. The issuance of the Conversion Shares may be made in compliance with the Securities Act and applicable state securities laws without registration, Seller has delivered a then-current investor representation letter in the form reasonably requested by Purchaser, and no injunction, order or legal prohibition prevents such issuance.

(b)	Independent Conditions. The Conversion Conditions are independent and cumulative, and the satisfaction of one Conversion Condition shall not excuse or waive any other. The ARR Milestones are separate and non-cumulative; achievement of the Series E ARR Milestone shall constitute achievement of the Series D ARR Milestone, but not the reverse. The Conversion Conditions may be waived only by Purchaser, in writing, and only to the extent permitted by the Nasdaq Listing Rules and applicable law; the Shareholder Approval and Nasdaq Confirmation conditions may not be waived by either Party or by Purchaser’s Board of Directors.

(c)	ARR Certification. Within forty-five (45) days after the end of each fiscal quarter of Purchaser ending after the Closing Date and prior to the Milestone Deadline, upon the written request of Seller (which may be made not more than once per fiscal quarter), Purchaser’s Chief Financial Officer (or principal financial officer) shall deliver to Seller a written certificate setting forth Purchaser’s good-faith calculation of ARR as of the last day of such fiscal quarter, prepared from Purchaser’s books and records in accordance with GAAP and the definition of ARR herein (an “ARR Certification”). Prior to delivering any ARR Certification that certifies achievement of an ARR Milestone, Purchaser shall cause its independent registered public accounting firm to perform such confirmation or agreed-upon procedures with respect to the ARR calculation as Purchaser’s Audit Committee deems appropriate, and the ARR Milestone shall not be deemed achieved until such procedures have been completed without exception. Seller shall have thirty (30) days after receipt of an ARR Certification to deliver a written notice of objection specifying in reasonable detail each disputed item and the basis therefor, failing which the ARR Certification shall be final and binding. Any timely dispute shall be resolved in accordance with Section 7.3; provided that Purchaser’s determination shall be final and binding absent manifest error. Seller shall have no right to audit, inspect or receive Purchaser’s books and records, customer contracts or customer identities, other than the ARR Certification and such supporting summary as Purchaser in its reasonable discretion elects to provide, subject to Section 5.2.

(d)	Nasdaq Confirmation; No Back-Door Listing; No New Listing Application. Seller acknowledges that Purchaser’s Common Stock is listed on The Nasdaq Capital Market and that Purchaser is subject to the Nasdaq Listing Rules, including Rule 5110(a) and IM-5101-2, under which Nasdaq may treat a listed company as a new listing (a “Back-Door Listing”) and require it to satisfy all applicable initial listing requirements, and to submit a new original listing application, if it engages in a transaction or series of transactions that results in a change of control of the listed company. Notwithstanding anything to the contrary in this Agreement or in either Certificate of Designation, no Preferred Share shall be convertible, and no Conversion Shares shall be issued, unless and until Purchaser has received written confirmation from the Listing Qualifications Department of Nasdaq, in form and substance satisfactory to Purchaser and its counsel (the “Nasdaq Confirmation”), that: (i) the issuance of the Conversion Shares upon conversion of the applicable series of Preferred Shares (taking into account any previously issued Conversion Shares and any other securities issued or issuable to Seller or its Affiliates or in any transaction required to be aggregated therewith) would not constitute or result in a Back-Door Listing, a “change of control” or a “reverse merger” of Purchaser for purposes of Rule 5110(a), IM-5101-2 or any successor or comparable rule; (ii) such issuance would not require Purchaser to submit a new or original listing application, to re-qualify under Nasdaq’s initial listing standards, or to pay any initial listing fee; and (iii) Nasdaq has no objection to such issuance following Purchaser’s Listing of Additional Shares notification. Purchaser shall use commercially reasonable efforts to seek the Nasdaq Confirmation following achievement and certification of the applicable ARR Milestone; provided that Purchaser shall not be required to (A) commence or threaten any proceeding against Nasdaq, (B) agree to any condition, undertaking, restructuring, divestiture, governance change or limitation that Purchaser’s Board of Directors determines in good faith to be adverse to Purchaser or its stockholders, or (C) take any action that would reasonably be expected to jeopardize the continued listing of the Common Stock on Nasdaq. If Nasdaq advises Purchaser that conversion of a series of Preferred Shares in full would constitute or result in a Back-Door Listing or require a new listing application, but that a lesser number of Conversion Shares may be issued without such consequence, then, subject to the other Conversion Conditions, Purchaser may, in its sole discretion, permit conversion of such series solely to the extent so confirmed by Nasdaq, and the balance of such series shall remain outstanding and non-convertible unless and until a further Nasdaq Confirmation is received on or before the Milestone Deadline, failing which such balance shall be cancelled in accordance with Section 2.5(f). Seller shall promptly furnish to Purchaser such information regarding Seller, its Affiliates, its directors, officers, managers and beneficial owners, and its holdings of and intentions with respect to Purchaser securities, as Purchaser or Nasdaq may request in connection with the Nasdaq Confirmation, the Listing of Additional Shares notification or any related Nasdaq review, and shall promptly notify Purchaser of any change that would render previously furnished information inaccurate or incomplete.

(e)	Shareholder Approval. Purchaser shall, in accordance with Section 5.6, seek the Shareholder Approval at a meeting of its stockholders held after the Closing. Seller acknowledges that (i) Purchaser’s Board of Directors owes fiduciary duties to Purchaser’s stockholders, (ii) neither Purchaser nor its Board of Directors makes any representation, warranty or assurance that the Shareholder Approval will be obtained, and (iii) the failure of Purchaser’s stockholders to grant the Shareholder Approval shall not constitute a breach of this Agreement or give rise to any claim by Seller.

(f)	Automatic Cancellation. If, with respect to either series of Preferred Shares, any Conversion Condition has not been satisfied on or before the Milestone Deadline, then, automatically and without any further action of Purchaser, Seller or any other Person, effective as of the Milestone Deadline, all outstanding shares of such series shall be cancelled and terminated, shall cease to be outstanding, and shall represent no right or claim of any kind against Purchaser, for no consideration and without any payment, conversion, extension, renegotiation right, dividend, interest, make-whole or other obligation of Purchaser. Seller shall promptly surrender any certificate representing such shares for cancellation (or, if held in book-entry form, Purchaser may instruct the Transfer Agent to cancel such shares without any action by Seller), and Purchaser shall be entitled to record such cancellation on its stock ledger and to make such filings with the Secretary of State of the State of Nevada as it deems appropriate. Seller hereby irrevocably waives any right to contest such cancellation and irrevocably appoints Purchaser as its attorney-in-fact, coupled with an interest, to execute any instrument necessary to effect the same.

(g)	Conversion Mechanics. Upon satisfaction of all Conversion Conditions with respect to a series, Purchaser shall deliver written notice thereof to Seller, and Seller may thereafter convert such series in accordance with the applicable Certificate of Designation. Purchaser shall have no obligation to issue any Conversion Shares until each Conversion Condition has been satisfied or (to the extent permitted) waived by Purchaser in writing, and any delay in issuance arising from the operation of this Section 2.5 shall not constitute a breach of this Agreement or of either Certificate of Designation.

2.6       Seller Governance and Voting.

(a)	No Governance Rights. Neither the Preferred Shares nor any Conversion Shares shall entitle Seller or any Affiliate of Seller to any seat on, or right to nominate or designate any member of, Purchaser’s Board of Directors or any committee thereof, any Board observer right, any management role, any veto, consent or approval right, any information right (other than as expressly set forth in Section 2.5(c)), or any other governance right in respect of Purchaser or any of its Subsidiaries.

(b)	Voting Agreement. At the Closing, Seller shall execute and deliver the Voting Agreement, pursuant to which, for so long as Seller or any Affiliate of Seller beneficially owns any Conversion Shares, Seller shall vote, and shall cause each of its Affiliates to vote, all such shares on each matter submitted to the stockholders of Purchaser in accordance with the recommendation of Purchaser’s Board of Directors, and shall grant Purchaser’s designee an irrevocable proxy to that effect, in each case to the fullest extent permitted by applicable law and the Nasdaq Listing Rules.

(c)	Standstill. For a period of [three (3)] years following the Closing, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written approval of Purchaser’s Board of Directors: (i) acquire beneficial ownership of any additional securities of Purchaser (other than the Securities); (ii) make or participate in any solicitation of proxies or consents with respect to Purchaser securities; (iii) form, join or participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to Purchaser securities; (iv) seek to call a meeting of Purchaser’s stockholders, nominate any director, or submit any stockholder proposal; or (v) publicly propose or announce any merger, business combination, tender offer or similar transaction involving Purchaser.

2.7       Transfer Restrictions; Lock-Up.

(a)	Preferred Shares. The Preferred Shares may not be offered, sold, assigned, pledged, hypothecated or otherwise transferred by Seller, in whole or in part, other than to an Affiliate of Seller that agrees in writing to be bound by this Agreement and the Voting Agreement, without Purchaser’s prior written consent, which may be withheld in Purchaser’s sole discretion. Any purported transfer in violation of this Section 2.7(a) shall be void ab initio.

(b)	Lock-Up. Seller agrees that any Conversion Shares shall be subject to a lock-up period of [six (6)] months from the date of issuance thereof, during which Seller shall not, directly or indirectly, offer, sell, contract to sell, pledge, hypothecate or otherwise transfer or dispose of any such shares, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership thereof, without the prior written consent of Purchaser. For a period of [twelve (12)] months following expiration of the applicable lock-up period, Seller shall not sell, in any single trading day, a number of Conversion Shares exceeding [ten percent (10%)] of the average daily trading volume of the Common Stock over the ten (10) trading days immediately preceding such day. For so long as Seller holds any Securities, Seller shall not, and shall cause its Affiliates not to, effect or participate in any short sale of Purchaser’s securities or any hedging, pledging or monetization transaction with respect thereto. Purchaser may instruct the Transfer Agent to impose stop-transfer instructions consistent with this Section 2.7.

(c)	No Registration Rights. Seller acknowledges and agrees that Purchaser has granted no registration rights of any kind with respect to the Securities, and that Purchaser is under no obligation to register the Securities for resale under the Securities Act or any state securities laws, or to make available current public information within the meaning of Rule 144(c) other than to the extent Purchaser is otherwise required to comply with its reporting obligations under the Exchange Act.

2.8       Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place remotely by electronic exchange of documents and signatures on September 30, 2026, simultaneously with the execution and delivery of this Agreement, subject to the satisfaction or (to the extent permitted) waiver of the conditions set forth in Section 2.10, or on such other date as the Parties may agree in writing, but in no event later than the Outside Date (the date on which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. New York City time on the Closing Date. All deliveries at the Closing shall be deemed to occur simultaneously, and no delivery shall be deemed made, and Purchaser shall have no obligation to pay or issue any portion of the Purchase Price, unless and until all deliveries required by Section 2.9(a) have been made or expressly waived by Purchaser in writing.

2.9       Closing Deliverables.

(a)	Seller Deliverables. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(i)	an Intellectual Property Assignment in the form attached hereto as Exhibit B (the “IP Assignment”), together with such separate short-form assignments of trademarks, domain names and copyrights as Purchaser may reasonably request, each duly executed by Seller and in recordable form;

(ii)	a Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit F, duly executed by Seller;

(iii)	the Voting Agreement, duly executed by Seller;

(iv)	full and complete delivery of the Purchased Assets, including (A) all source code and object code of the SalesIQ Platform, by transfer of ownership of all source-control repositories to accounts controlled by Purchaser (with full commit history) and delivery of a complete archival copy on encrypted media; (B) all data assets described in Section 2.1(a)(iv); (C) all documentation described in Section 2.1(a)(ii); (D) all administrative credentials, passwords, encryption keys and account transfers described in Section 2.1(a)(vii); and (E) domain name transfers to a registrar account controlled by Purchaser;

(v)	copies of all chain-of-title documentation described in Section 3.9, and, to the extent any gap or defect in chain of title has been identified by Purchaser, confirmatory assignments from the applicable founders, employees, contractors and developers in form satisfactory to Purchaser;

(vi)	the open-source bill of materials and third-party software and cloud-services schedule described in Section 3.10, certified by an officer of Seller;

(vii)	the data-sources and data-rights schedule described in Section 3.11, certified by an officer of Seller;

(viii)	the Current-Functionality Specification and live-demonstration acceptance record described in Section 2.10(a)(i), countersigned by Seller;

(ix)	payoff letters and releases, in form satisfactory to Purchaser, evidencing the release of all Encumbrances on the Purchased Assets, together with authorization to file UCC-3 termination statements or equivalent releases;

(x)	all third-party consents to the assignment of the Assumed Contracts required to be obtained prior to Closing, as listed on Schedule 3.3;

(xi)	a certificate of an authorized officer of Seller certifying (A) as to the matters set forth in Sections 2.10(a)(ii) and (iii), (B) the resolutions of Seller’s governing body and, if required, its equity holders authorizing the Transaction Documents, and (C) the incumbency of the officers executing the Transaction Documents;

(xii)	a certificate of good standing (or equivalent) of Seller from its jurisdiction of organization dated within ten (10) days prior to the Closing Date, and true and complete copies of Seller’s organizational documents;

(xiii)	a duly completed and executed accredited investor questionnaire and investor representation letter in Purchaser’s form, and a duly completed and executed IRS Form W-9 or W-8BEN-E, as applicable;

(xiv)	the Disclosure Schedules, and the beneficial ownership information described in Section 3.17(o); and

(xv)	such other instruments of transfer, certificates and documents as Purchaser may reasonably request to vest in Purchaser good and marketable title to, and operational control of, the Purchased Assets.

(b)	Purchaser Deliverables. At the Closing, subject to Seller’s delivery of the items set forth in Section 2.9(a), Purchaser shall deliver, or cause to be delivered, to Seller:

(i)	the first Installment of the Cash Consideration in accordance with Section 2.2(b)(i);

(ii)	evidence of the issuance of the Series D Preferred Shares and the Series E Preferred Shares in book-entry form on the records of the Transfer Agent (or, if applicable, certificates therefor);

(iii)	file-stamped copies of the Series D Certificate of Designation and the Series E Certificate of Designation, as filed with the Secretary of State of the State of Nevada;

(iv)	the Bill of Sale and Assignment and Assumption Agreement and the Voting Agreement, each duly executed by Purchaser; and

(v)	a certificate of an authorized officer of Purchaser certifying the resolutions of Purchaser’s Board of Directors authorizing the Transaction Documents and the issuance of the Securities.

2.10       Conditions to Closing.

(a)	Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or written waiver by Purchaser, in its sole discretion) of each of the following conditions:

(i)	Technical Verification. Purchaser shall have completed, to its satisfaction, a live end-to-end demonstration and technical verification of the existing SalesIQ Platform in a controlled environment on a realistic use case, and Seller shall have delivered, and Purchaser shall have approved, a written specification of the SalesIQ Platform’s functionality as it exists on the Effective Date (the “Current-Functionality Specification”);

(ii)	Representations and Warranties. The representations and warranties of Seller in Article III shall be true and correct in all material respects (and in all respects in the case of the Fundamental Representations and any representation qualified by materiality) as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date;

(iii)	Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it prior to the Closing;

(iv)	Source Code and Documentation Review. Purchaser shall have completed, to its satisfaction, its review of the source code, repositories and documentation of the SalesIQ Platform, including a security and dependency review;

(v)	[Reserved];

(vi)	Open-Source, Data-Rights, Privacy and Cybersecurity Review. Purchaser shall have completed, to its satisfaction, its review of the open-source bill of materials, third-party licenses, data sourcing and data rights (including the prospect database), privacy compliance (including the EU General Data Protection Regulation, the UK GDPR, the CAN-SPAM Act, the Telephone Consumer Protection Act and applicable state privacy laws) and cybersecurity posture of the SalesIQ Platform;

(vii)	Valuation. Purchaser shall have received or will receive, an independent third-party valuation of the Purchased Assets, or other valuation support, acceptable to Purchaser’s Board of Directors and its independent registered public accounting firm;

(viii)	[Reserved];

(ix)	Nasdaq and Securities-Law Review. Purchaser shall have completed, to its satisfaction, its review of the transactions contemplated hereby under the Nasdaq Listing Rules (including Rules 5635 and 5640 and IM-5101-2) and applicable securities laws;

(x)	Board Approval. Purchaser’s Board of Directors (and, to the extent required, its Audit Committee) shall have approved the definitive Transaction Documents and the issuance of the Securities;

(xi)	Certificates of Designation. The Series D Certificate of Designation and the Series E Certificate of Designation shall have been duly filed with, and accepted by, the Secretary of State of the State of Nevada;

(xii)	Screening. Purchaser shall have completed, to its reasonable satisfaction, sanctions, restricted-party, beneficial-ownership, “bad actor” and anti-money laundering screening of Seller and each of its beneficial owners;

(xiii)	No Material Adverse Effect. No Material Adverse Effect shall have occurred since the Effective Date;

(xiv)	No Injunction. No injunction, order or legal prohibition shall be in effect preventing the consummation of the transactions contemplated hereby, and no proceeding seeking the same shall be pending or threatened; and

(xv)	Deliverables. Seller shall have delivered each of the items set forth in Section 2.9(a).

(b)	Conditions to Seller’s Obligations. The obligation of Seller to consummate the Closing is subject to the satisfaction (or written waiver by Seller) of each of the following conditions: (i) the representations and warranties of Purchaser in Article IV shall be true and correct in all material respects as of the Effective Date and as of the Closing Date; (ii) Purchaser shall have performed and complied in all material respects with all covenants required to be performed by it prior to the Closing; (iii) no injunction, order or legal prohibition shall be in effect preventing the consummation of the transactions contemplated hereby; and (iv) Purchaser shall have delivered each of the items set forth in Section 2.9(b).

(c)	Frustration of Conditions. Neither Party may rely on the failure of any condition in this Section 2.10 to be satisfied if such failure was caused by such Party’s breach of this Agreement.

2.11       Restricted Securities; Legends.

(a)	Legend. Each book-entry position, and any certificate, representing Securities shall bear a restrictive legend substantially in the following form, together with any other legend required by applicable state or non-U.S. securities laws or by Purchaser’s organizational documents:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF THIS CLAUSE (2), UPON DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED. THESE SECURITIES ARE ALSO SUBJECT TO A VOTING AGREEMENT, A LOCK-UP AND OTHER TRANSFER RESTRICTIONS, AND IN THE CASE OF PREFERRED SHARES CONDITIONS TO CONVERSION, CANCELLATION AND SET-OFF PROVISIONS, SET FORTH IN AN ASSET PURCHASE AGREEMENT DATED AS OF SEPTEMBER 30, 2026 AND THE APPLICABLE CERTIFICATE OF DESIGNATION, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.

(b)	Regulation S Legend. If and to the extent any Securities are issued in reliance upon Regulation S, they shall bear the following additional legend: “TRANSFER OF THESE SECURITIES IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO REGISTRATION UNDER THAT ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THAT ACT.”

(c)	Stop-Transfer Instructions; Conditions to Transfer. Purchaser may, and shall be entitled to instruct the Transfer Agent to, place stop-transfer instructions against the Securities and to refuse to register or give effect to any transfer made or attempted in violation of this Agreement or applicable securities laws. Prior to any proposed transfer of Securities other than pursuant to an effective registration statement, Seller shall give written notice to Purchaser describing the proposed transfer and shall deliver, if Purchaser so requests, (i) an opinion of counsel reasonably satisfactory to Purchaser to the effect that the proposed transfer may be effected without registration under the Securities Act, (ii) a seller’s representation letter and a broker’s representation letter in Purchaser’s customary form, and (iii) a written agreement of the proposed transferee to be bound by Sections 2.6, 2.7 and this Section 2.11 and by the Voting Agreement.

(d)	Legend Removal. Purchaser shall, upon Seller’s written request and at Seller’s expense, cause the legend to be removed from Conversion Shares only if and when (i) such shares have been sold pursuant to an effective registration statement, (ii) such shares have been sold in compliance with Rule 144 and Purchaser has received customary supporting documentation together with an opinion of counsel reasonably satisfactory to it, or (iii) such shares are then eligible for sale without restriction under Rule 144(b)(1), the lock-up period under Section 2.7(b) has expired, and Purchaser has received customary supporting documentation together with such an opinion.

2.12       Allocation of Purchase Price; Withholding.

(a)	The Parties shall allocate the Purchase Price (and any other amounts treated as consideration for U.S. federal income Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, pursuant to a schedule prepared by Purchaser and delivered to Seller within ninety (90) days after the Closing. Each Party shall file IRS Form 8594 and all Tax returns consistently with such allocation. Seller shall bear all transfer, stamp, documentary, sales, use, value-added and similar Taxes, if any, arising out of the sale of the Purchased Assets.

(b)	Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable or issuable under this Agreement such amounts as Purchaser is required to deduct and withhold under the Code or any other applicable Tax law. Amounts withheld and paid over to the applicable Governmental Authority shall be treated as having been paid or issued to Seller. If withholding is required in respect of any Securities, Purchaser may reduce the number of Securities issued by a number having a value, determined at the Stated Value set forth in Section 2.2(a), equal to the required withholding, and Purchaser may deduct and withhold any required amount from any Installment of the Cash Consideration.

2.13       Cooperation; Transfer Documents. Seller agrees to cooperate fully with Purchaser and its designees, at Purchaser’s reasonable request, in connection with the recordation, prosecution, maintenance, enforcement and defense of the Intellectual Property included in the Purchased Assets, including executing any additional documents necessary to perfect Purchaser’s title thereto, providing testimony, and assisting in any legal proceeding related thereto. Within ten (10) Business Days after the Closing Date, Seller shall deliver to Purchaser any additional transfer documents, in a form approved by Purchaser and suitable for filing with the relevant Governmental Authority in each applicable jurisdiction, necessary to record the change of ownership of the registered Intellectual Property included in the Purchased Assets from Seller to Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Disclosure Schedules, Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:

3.1       Organization and Authority. Seller is a company duly incorporated, validly existing and in good standing under the laws of Hong Kong (Business Registration Number 80851742), and has full power and authority to own the Purchased Assets, to enter into this Agreement and the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby, including the assignment and transfer of the Purchased Assets to Purchaser. The execution, delivery and performance of the Transaction Documents by Seller have been duly authorized by all necessary corporate, company, member, shareholder or other action, and no other proceeding on the part of Seller or its equity holders is necessary. Each Transaction Document to which Seller is a party constitutes, or upon execution will constitute, a valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. Seller has delivered to Purchaser true and complete copies of its organizational documents and a current certificate of good standing or equivalent.

3.2       Title; Sufficiency of Purchased Assets. Seller is the sole and exclusive legal and beneficial owner of the entire right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances. The Purchased Assets constitute all of the assets, properties, rights, software, source code, data, documentation, licenses, accounts and Intellectual Property used in, embodied in, or necessary and sufficient to own, operate, host, maintain, support and commercialize the SalesIQ Platform immediately following the Closing in substantially the same manner as, and to the same extent that, Seller has operated it, without the need for any additional license, consent, service, personnel or asset not conveyed hereunder. No Affiliate of Seller, and no officer, director, manager, employee, contractor or equity holder of Seller or any of its Affiliates, owns or has any right, title or interest in or to any Purchased Asset or any asset used in the SalesIQ Platform. Upon consummation of the Closing, Purchaser will acquire good, valid and marketable title to the Purchased Assets, free and clear of all Encumbrances.

3.3       No Conflicts; Consents. Neither the execution, delivery or performance of the Transaction Documents by Seller, nor the consummation of the transactions contemplated thereby (including the assignment of the Purchased Assets), will (a) conflict with, violate or result in a breach of Seller’s organizational documents; (b) conflict with, violate, result in a breach of or default under, give rise to any right of termination, modification, cancellation or acceleration under, or result in the loss of any benefit under, any Assumed Contract or any other agreement, instrument, license, permit or understanding (oral or written) to which Seller is a party or by which Seller or any Purchased Asset is bound; (c) violate any applicable law or order; or (d) result in the creation of any Encumbrance on any Purchased Asset. Except as set forth on Schedule 3.3, no consent, approval, authorization, notice to or filing with any third party or Governmental Authority is required for the execution, delivery or performance of the Transaction Documents by Seller or the assignment of the Purchased Assets to Purchaser.

3.4       Existing Platform; Production Readiness. The SalesIQ Platform is existing, fully developed, operational and production-ready software as of the Effective Date, has been operated by Seller in the ordinary course of business, and performs in all material respects in accordance with the Current-Functionality Specification and the documentation included in the Purchased Assets. The Current-Functionality Specification accurately and completely describes the functionality of the SalesIQ Platform as it exists on the Effective Date and does not describe as existing any functionality that is planned, in development or otherwise not yet implemented and verified. The live demonstration conducted pursuant to Section 2.10(a)(i) was conducted on the actual SalesIQ Platform included in the Purchased Assets, without simulation, staging or manual intervention not disclosed in writing to Purchaser. Schedule 3.4 sets forth a true and complete description of the current customer, user and revenue status of the SalesIQ Platform.

3.5       Intellectual Property; No Infringement.

(a)	Exhibit A sets forth a true and complete list of all registered and applied-for Intellectual Property included in the Purchased Assets, all domain names, all trademarks (registered or unregistered), all software repositories, and all material unregistered software and data assets. Each item of registered Intellectual Property is subsisting, in full force and effect and, to Seller’s Knowledge, valid and enforceable, and all registration, maintenance and renewal fees due with respect thereto have been timely paid.

(b)	The SalesIQ Platform, the Purchased Assets, and the development, hosting, operation, use, licensing and commercialization thereof by Seller do not infringe, misappropriate, dilute or otherwise violate, and have not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property or other right of any Person. No claim, notice, demand, cease-and-desist letter or offer of license alleging any of the foregoing has been received by Seller or, to Seller’s Knowledge, threatened. To Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property included in the Purchased Assets.

(c)	Seller has not granted, and there are no outstanding, any licenses, options, covenants not to sue or other rights or interests (exclusive or non-exclusive) in or to any Purchased Asset to any Person, other than non-exclusive customer licenses under the Assumed Contracts. No Purchased Asset is subject to any co-ownership, joint development, escrow, government funding or institutional obligation that would restrict Purchaser’s exclusive use or ownership post-Closing. No funding, facilities, personnel or resources of any Governmental Authority, university or research institution were used in the development of any Purchased Asset.

(d)	Seller has taken all reasonable measures to protect the confidentiality of all trade secrets, source code, models, prompts and other confidential information included in the Purchased Assets, and no such trade secret or source code has been disclosed to, delivered to, licensed to, deposited into escrow for, or otherwise made available to any Person other than employees and contractors of Seller who are bound by written confidentiality and invention-assignment obligations.

(e)	No Intellectual Property included in the Purchased Assets was developed, in whole or in part, using any generative artificial intelligence tool or third-party model in a manner that (i) violates the terms of use of such tool or model, (ii) subjects any Purchased Asset to any license, attribution, sharing or use restriction, or (iii) impairs Seller’s ownership of, or ability to assert, any Intellectual Property therein.

3.6       Litigation. There is no pending or, to Seller’s Knowledge, threatened action, suit, claim, arbitration, investigation, opposition, cancellation, interference, reexamination or other proceeding of any kind (a) relating to the SalesIQ Platform or any Purchased Asset, (b) challenging the validity, enforceability, ownership, registrability or use of any Intellectual Property included in the Purchased Assets, or (c) that would reasonably be expected to prevent, delay or impair the transactions contemplated hereby. There is no outstanding order, judgment, injunction, settlement or decree binding upon Seller that relates to any Purchased Asset.

3.7       [Reserved].

3.8       Compliance with Laws; Permits. Seller has, in the development, hosting, operation and commercialization of the SalesIQ Platform, complied in all material respects with all applicable laws, and holds all permits, licenses and authorizations necessary therefor. Seller has not received any notice of any actual or alleged violation of any applicable law relating to the SalesIQ Platform or any Purchased Asset.

3.9       [Reserved].

3.10       Open Source and Third-Party Software. Schedule 3.10 sets forth a true and complete open-source bill of materials listing all Open Source Software and all other third-party software, libraries, frameworks, models, APIs, cloud services and tools incorporated into, linked with, distributed with, called by or used in the development, hosting or operation of the SalesIQ Platform, together with the applicable license, version and manner of use. Seller has complied with all such licenses. No Open Source Software is or has been used, modified, linked or distributed in a manner that requires, or purports to require, or conditions the use or distribution of any Purchased Asset on, (a) the disclosure, licensing or distribution of any source code included in the Purchased Assets, (b) the grant of any license to make derivative works or to redistribute, (c) the waiver of any patent or other right, or (d) any restriction on the consideration that may be charged for the SalesIQ Platform. No third-party software or service used in the SalesIQ Platform is licensed on terms that prohibit or restrict assignment to Purchaser or that will terminate, be modified or require additional payment as a result of the Closing.

3.11       [Reserved].

(a)	.

3.12       No Malicious Code; Source Code. The software included in the Purchased Assets is free of any virus, worm, trojan horse, back door, time bomb, drop-dead device, disabling code, key, license-check, phone-home functionality or other malicious or unauthorized code, and contains no functionality permitting Seller or any third party to access, disable, degrade, monitor or interfere with the SalesIQ Platform following the Closing. The source code delivered at Closing is the complete, current and correct source code for the SalesIQ Platform, is sufficient to permit a reasonably skilled software engineer to build, compile, deploy, maintain and modify the SalesIQ Platform without reference to any other materials or persons, and corresponds to the object code demonstrated and delivered to Purchaser.

3.13       Taxes. Seller has timely filed all Tax returns required to be filed with respect to the Purchased Assets and has timely paid all Taxes due (whether or not shown on any Tax return). There are no Encumbrances for Taxes on any Purchased Asset, no Tax audit or proceeding is pending or threatened with respect to any Purchased Asset, and no Purchased Asset is subject to any Tax sharing, allocation or indemnity agreement. Seller is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

3.14       Solvency; No Fraudulent Transfer. Seller is solvent, will not be rendered insolvent by the transactions contemplated hereby, and is not entering into this Agreement with the intent to hinder, delay or defraud any creditor. The Purchase Price constitutes reasonably equivalent value and fair consideration for the Purchased Assets. No bankruptcy, insolvency, receivership, winding-up, liquidation or similar proceeding is pending or, to Seller’s Knowledge, threatened against Seller.

3.15       Brokers. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, origination, success or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates, and no fee is payable to Seller or any Affiliate of Seller under any Deal Origination Agreement or similar arrangement with Purchaser in respect of the transactions contemplated hereby.

3.16       No Affiliation with Purchaser; Nasdaq Matters. Neither Seller nor any of its Affiliates, directors, officers, managers or beneficial owners of five percent (5%) or more of its equity is, or has within the preceding twelve (12) months been, a director, officer, employee or “Substantial Shareholder” (as defined in the Nasdaq Listing Rules) of Purchaser or of any Affiliate of Purchaser, and no director, officer or Substantial Shareholder of Purchaser holds, directly or indirectly, any interest in Seller, in the Purchased Assets or in the consideration payable hereunder. Seller and its Affiliates do not beneficially own any securities of Purchaser as of the Effective Date. Neither Seller nor any of its Affiliates has any agreement, arrangement or understanding, written or oral, with any other holder of Purchaser securities with respect to the acquisition, holding, voting or disposition of Purchaser securities. Seller has no present plan, proposal or intention to acquire control of Purchaser, to cause any change in the Board of Directors or management of Purchaser, or to combine or otherwise transact with Purchaser other than as expressly set forth in the Transaction Documents. Seller shall promptly notify Purchaser in writing if any of the foregoing ceases to be true.

3.17       Securities Representations. Seller further represents, warrants, acknowledges and agrees to and with Purchaser, as of the Effective Date, as of the Closing Date, and as of the date of issuance of any Conversion Shares, as follows:

(a)	Accredited Investor. Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D, was not organized for the specific purpose of acquiring the Securities, and shall deliver to Purchaser prior to the Closing an accredited investor questionnaire and investor representation letter in form and substance reasonably satisfactory to Purchaser.

(b)	Non-U.S. Person; Regulation S. As a separate and independent representation, Seller is not a “U.S. person” (as defined in Rule 902(k) of Regulation S), is not acquiring the Securities for the account or benefit of any U.S. person, was located outside the United States at the time the offer of the Securities was made to it and at the time it executed this Agreement, and no directed selling efforts were made by Seller or any Person acting on its behalf. Seller agrees to offer, sell or otherwise transfer the Securities only in accordance with Regulation S, pursuant to an effective registration statement, or pursuant to an available exemption from registration, and not to engage in hedging transactions with regard to the Securities except in compliance with the Securities Act.

(c)	Investment Intent. Seller is acquiring the Securities for its own account, for investment purposes only, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any state securities laws. Seller has no present agreement, undertaking, arrangement, obligation or commitment, and no present intention, providing for or contemplating the disposition of any Securities.

(d)	No General Solicitation. Seller was not offered the Securities by any form of general solicitation or general advertising.

(e)	Sophistication; Access to Information. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities. Seller has had the opportunity to ask questions of, and receive answers from, Purchaser’s management concerning Purchaser and the Securities; has had access to Purchaser’s filings with the SEC available on EDGAR at www.sec.gov, including the risk factors set forth therein and Purchaser’s disclosures regarding its liquidity, going-concern qualification, indebtedness in default, and Nasdaq continued-listing compliance matters; and has conducted its own independent investigation and analysis. Seller is not relying upon any representation, warranty, projection, forecast, valuation or statement of Purchaser or any of its representatives other than those expressly set forth in Article IV.

(f)	Risk of Loss; Contingent Nature of Preferred Shares. Seller understands that an investment in the Securities involves a high degree of risk, including the risk of total loss; that Purchaser has a history of operating losses and negative cash flow, has received a going-concern qualification, has indebtedness in default, and may require additional capital that could dilute Seller substantially; that Purchaser has effected a reverse stock split and has received notices of non-compliance with Nasdaq continued-listing standards and may be required to take further action to maintain its listing; that the Common Stock has been and may continue to be volatile and thinly traded; and that the Preferred Shares carry no dividend, interest or yield, are not redeemable, may never become convertible, and will be cancelled for no consideration if the Conversion Conditions are not satisfied by the Milestone Deadline. Seller is able to bear the complete loss of its investment.

(g)	Restricted Securities; Rule 144. Seller understands that the Securities are being offered and issued in reliance upon specific exemptions from the registration requirements of the Securities Act and applicable state securities laws; that the Securities constitute Restricted Securities; that they have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction; that they may not be offered, sold, pledged, hypothecated or otherwise transferred except pursuant to an effective registration statement or an available exemption from registration, in each case in accordance with Section 2.11; that Rule 144 is not presently available with respect to the Securities and may never become available; and that the availability of Rule 144 depends upon the satisfaction of conditions that are outside the control of both Seller and Purchaser.

(h)	Reliance by Purchaser. Seller understands and agrees that Purchaser is relying upon the truth and accuracy of the representations, warranties, acknowledgments and agreements set forth in this Section 3.17 in determining the availability of exemptions from registration and the eligibility of Seller to acquire the Securities, and that Purchaser would not issue the Securities but for such reliance.

(i)	No Disqualifying Events. Neither Seller nor any Person that would be deemed a “covered person” of Seller within the meaning of Rule 506(d)(1) under the Securities Act is subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i) through (viii). Seller shall promptly notify Purchaser in writing of the occurrence of any such event.

(j)	No Governmental Review. Seller understands that no Governmental Authority, including the SEC, has passed upon or made any finding, recommendation or endorsement with respect to the Securities or the fairness or suitability of an investment in them.

(k)	[Reserved].

(l)	Independent Advice. Seller has consulted, or has had the full opportunity to consult, its own legal, tax and financial advisors with respect to this Agreement and the Securities and is not relying on Purchaser or Purchaser’s counsel for any such advice. Seller acknowledges that Purchaser’s counsel represents Purchaser alone in connection with this Agreement and has not represented, advised or acted for Seller in any capacity.

(m)	Compliance with Local Law. Seller has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the acquisition of the Securities, including any legal requirements applicable to the purchase, any foreign exchange restrictions, any governmental or other consents required, and any Tax consequences of the acquisition, holding or disposition of the Securities.

(n)	Sanctions; Anti-Corruption; Anti-Money Laundering. Neither Seller nor any of its Affiliates, directors, officers, managers, employees or beneficial owners (i) is, or is owned fifty percent (50%) or more or otherwise controlled by, any Person that is the subject or target of any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury, or is located, organized or resident in a country or territory that is the subject of comprehensive sanctions; or (ii) has, directly or indirectly, offered, promised, paid, given or authorized the payment or giving of anything of value to any government official or other Person in violation of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other applicable anti-corruption law. Seller is in compliance with all applicable anti-money laundering laws, and no portion of the Purchased Assets was acquired or developed with the proceeds of any unlawful activity.

(o)	Beneficial Ownership. Seller has disclosed to Purchaser in writing, and shall update promptly upon Purchaser’s request, the identity of each Person that directly or indirectly owns twenty-five percent (25%) or more of Seller’s equity and each Person exercising control over Seller. Seller consents to Purchaser conducting sanctions, restricted-party and anti-money laundering screening on Seller and each such Person.

3.18       Full Disclosure. Seller has disclosed to Purchaser all material information regarding the SalesIQ Platform and the Purchased Assets. No representation or warranty of Seller in this Agreement, and no statement contained in the Disclosure Schedules, the Current-Functionality Specification or any certificate or document furnished by Seller to Purchaser in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller acknowledges that Purchaser is a reporting company under the Exchange Act with securities listed on Nasdaq, and that Purchaser, its counsel, its independent registered public accounting firm and its valuation advisors will rely upon the foregoing in connection with Purchaser’s filings with the SEC and submissions to Nasdaq.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the Effective Date and as of the Closing Date, as follows:

4.1       Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to consummate the transactions contemplated thereby (including the acquisition of the Purchased Assets and the issuance of the Securities), and to perform its obligations thereunder. The execution, delivery and performance of such Transaction Documents by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser, and, other than the Shareholder Approval with respect to the issuance of the Conversion Shares, no other corporate proceeding on the part of Purchaser or its stockholders is necessary. Each such Transaction Document constitutes, or upon execution will constitute, a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

4.2       No Conflicts; Consents. Neither the execution, delivery or performance of the Transaction Documents by Purchaser, nor the consummation of the transactions contemplated thereby (including the issuance of the Securities), will (a) conflict with, violate or result in a breach of Purchaser’s articles of incorporation or bylaws, (b) conflict with, violate, result in a breach of or default under any material agreement to which Purchaser is a party, or (c) violate any applicable law, rule, regulation, judgment, order or decree of any Governmental Authority, in each case subject to the receipt of the Shareholder Approval and the Nasdaq Confirmation, the making of any required Listing of Additional Shares notification to Nasdaq, and the filing of a Current Report on Form 8-K and Form D with the SEC and any required state “blue sky” filings.

4.3       Valid Issuance. The Preferred Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be issued in compliance with all applicable federal and state securities laws (assuming the accuracy of Seller’s representations in Section 3.17), free and clear of any Encumbrances other than those arising under applicable securities laws, the Transaction Documents and the Certificates of Designation. The Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the Certificates of Designation following satisfaction of the Conversion Conditions, will be duly authorized, validly issued, fully paid and non-assessable. As of the Effective Date, Purchaser has a sufficient number of authorized but unissued shares of Common Stock and undesignated preferred stock to permit the issuance of the Preferred Shares.

4.4       SEC Reports; Nasdaq Listing; No Other Representations. Purchaser has filed all reports required to be filed by it under the Exchange Act during the twelve (12) months preceding the Effective Date, or such shorter period as Purchaser was required by law to file such reports, and such reports are publicly available on EDGAR. The Common Stock is listed on The Nasdaq Capital Market. Seller acknowledges that Purchaser has disclosed in such reports that it has received notices of non-compliance with certain Nasdaq continued-listing standards and that the continued listing of the Common Stock is subject to Purchaser’s ability to regain and maintain compliance therewith. Purchaser makes no representation or warranty that the Securities will be registered, freely tradable or eligible for resale at any time, that the Shareholder Approval or the Nasdaq Confirmation will be obtained, or that the Common Stock will remain listed on Nasdaq or any other market. Except as expressly set forth in this Article IV, Purchaser makes no representation or warranty of any kind, express or implied, and expressly disclaims any representation or warranty as to the future price, trading market, liquidity or value of its securities or as to Purchaser’s future financial performance or the achievement of any ARR Milestone.

ARTICLE V

COVENANTS

5.1       Conduct Prior to Closing. From the Effective Date until the Closing, Seller shall (a) operate and maintain the SalesIQ Platform in the ordinary course consistent with past practice; (b) not sell, license, encumber, abandon or otherwise dispose of any Purchased Asset; (c) not amend, terminate or waive any right under any Assumed Contract; (d) not disclose any source code or trade secret included in the Purchased Assets to any Person; (e) maintain all registrations and pay all fees relating to the Intellectual Property included in the Purchased Assets; (f) provide Purchaser and its representatives with full access to the SalesIQ Platform, the Purchased Assets, and Seller’s books and records relating thereto for purposes of Purchaser’s diligence and the satisfaction of the conditions in Section 2.10; and (g) promptly notify Purchaser of any fact, event or circumstance that has caused or would reasonably be expected to cause any representation or warranty of Seller to be untrue or any condition in Section 2.10 not to be satisfied. No such notice shall cure any breach, qualify any representation or warranty, or limit any remedy.

5.2       [Reserved].

(a)	Void.

5.3       Cooperation with SEC Reporting, Audit, Valuation and Nasdaq. Seller acknowledges that Purchaser is subject to the reporting requirements of the Exchange Act and to the Nasdaq Listing Rules, and that Purchaser may be required to file, or to determine whether it is required to file, financial statements and pro forma financial information in respect of the Purchased Assets under Rule 3-05, Rule 11-01(d) and Article 11 of Regulation S-X, to obtain an independent valuation of the Purchased Assets, to report the transactions contemplated hereby on Form 8-K (including under Items 1.01, 2.01, 3.02, 3.03 and 5.03), and to make submissions to Nasdaq (including in connection with the Nasdaq Confirmation). For a period of three (3) years following the Closing, Seller shall, at Purchaser’s expense for reasonable out-of-pocket costs, promptly provide Purchaser and its independent registered public accounting firm, valuation advisors and counsel with access to such books, records, financial information, work papers, personnel and management representation letters as they may reasonably request for such purposes, and shall use commercially reasonable efforts to cause its own accountants to cooperate and to provide any required consents. Seller consents to Purchaser’s filing of this Agreement, the Certificates of Designation, the Voting Agreement and any related document as exhibits to Purchaser’s filings with the SEC and to the description of the transactions contemplated hereby in such filings and in Purchaser’s submissions to Nasdaq.

5.4       Non-Competition; Non-Solicitation; Non-Disparagement. For a period of [three (3)] years following the Closing, Seller shall not, and shall cause its Affiliates and principals not to, directly or indirectly, anywhere in the world: (a) develop, operate, license, sell or commercialize any autonomous or AI-enabled sales, prospecting, outreach, demonstration or commercial-origination platform directed at the commodity trading, agricultural commodity or commodity-trade-finance industries, or any other product or service that competes with the SalesIQ Platform; (b) use, disclose, license or exploit any source code, model, prompt, trade secret, know-how, data or documentation included in the Purchased Assets; (c) solicit for employment or engagement, or employ or engage, any employee or contractor of Purchaser or its Subsidiaries; (d) solicit, divert or interfere with any customer, prospect or supplier of the SalesIQ Platform, TradeIQ or TradeOS; or (e) make any statement that disparages Purchaser, its Subsidiaries, its directors, officers or products. Seller acknowledges that these restrictions are reasonable in scope, duration and geography, are necessary to protect the value of the Purchased Assets and the goodwill acquired by Purchaser, and are a material inducement to Purchaser’s entry into this Agreement. If any such restriction is held unenforceable, it shall be reformed to the maximum enforceable extent.

5.5       Confidentiality. Seller shall, and shall cause its Affiliates and representatives to, hold in strict confidence and not use or disclose (a) any source code, trade secret or other confidential information included in the Purchased Assets, indefinitely, and (b) any non-public information concerning Purchaser, its Subsidiaries, TradeIQ, TradeOS, ARR, customers or the terms of the Transaction Documents, for a period of five (5) years following the Closing (or indefinitely with respect to trade secrets), except as required by applicable law (in which case Seller shall give Purchaser prompt prior notice and cooperate in seeking a protective order) or as expressly permitted by Section 5.7. Purchaser shall hold in confidence non-public information of Seller relating to the Excluded Assets, subject to the exceptions in the preceding sentence and to Purchaser’s disclosure obligations under the Exchange Act and the Nasdaq Listing Rules.

5.6       Shareholder Approval Meeting. Purchaser shall include a proposal to obtain the Shareholder Approval in the proxy statement for a meeting of stockholders, and, if the Shareholder Approval is not obtained at such meeting, Purchaser shall include such a proposal at each subsequent annual meeting of stockholders held prior to the Milestone Deadline. Subject to the fiduciary duties of Purchaser’s Board of Directors, Purchaser’s Board of Directors shall recommend that stockholders vote in favor of such proposal. Seller shall vote all Securities entitled to vote thereon in favor of such proposal and shall provide all information regarding Seller and its Affiliates required to be included in such proxy statement under Regulation 14A. Nothing in this Section 5.6 shall require Purchaser to hold a special meeting of stockholders or to adjourn or postpone any meeting.

5.7       Public Announcements. Neither Seller nor any of its Affiliates shall issue any press release, investor communication, social media post or other public statement concerning this Agreement, the SalesIQ Platform (following the Closing), Purchaser, TradeIQ, TradeOS or the transactions contemplated hereby without Purchaser’s prior written consent, which may be withheld in Purchaser’s sole discretion. Purchaser may make such disclosures, filings and announcements as it determines in good faith, upon the advice of counsel, to be required or advisable under the Exchange Act, the Nasdaq Listing Rules or other applicable law, or as it otherwise elects, without Seller’s consent, and shall use reasonable efforts to provide Seller with advance notice of the initial press release announcing the transactions contemplated hereby. Seller acknowledges that Purchaser intends to describe the SalesIQ Platform in its public disclosures as an existing software platform and to distinguish verified current functionality from future enhancements, and Seller shall not make any public statement inconsistent therewith.

5.8       Tax Cooperation. Each Party shall cooperate fully with the other in connection with the filing of Tax returns and any audit or proceeding relating to the Purchased Assets or the transactions contemplated hereby, including providing necessary information and documents.

5.9       Bulk Sales. Seller shall indemnify the Purchaser Indemnitees against any Losses arising out of any failure to comply with any bulk sales, bulk transfer or similar law in connection with the transactions contemplated hereby, and the Parties waive compliance with any such law.

ARTICLE VI

INDEMNIFICATION

6.1       Indemnification by Seller. Seller shall defend, indemnify and hold harmless Purchaser, its Affiliates, and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against any and all Losses incurred or suffered by any Purchaser Indemnitee arising out of, relating to or resulting from:

(a)	any breach or inaccuracy of any representation or warranty made by Seller in this Agreement, the Disclosure Schedules or any certificate or other Transaction Document (determined, for purposes of calculating Losses, without regard to any materiality, Material Adverse Effect or Knowledge qualifier);

(b)	any breach or non-performance of any covenant or agreement of Seller contained in any Transaction Document;

(c)	any Excluded Liability or Excluded Asset;

(d)	any claim by any Person that the SalesIQ Platform or any Purchased Asset, as it exists at Closing, infringes, misappropriates, dilutes or otherwise violates any Intellectual Property or other right of any Person (regardless of any Knowledge qualifier in Article III);

(e)	[Reserved];

(f)	any violation by Seller of any privacy, data-protection, anti-spam, telemarketing, sanctions, anti-corruption or anti-money laundering law, or any terms of service, occurring on or prior to the Closing, or any claim relating to data included in the Purchased Assets to the extent arising from its collection or use on or prior to the Closing;

(g)	any Taxes of Seller or relating to the Purchased Assets for any period (or portion thereof) ending on or prior to the Closing Date, and any transfer Taxes for which Seller is responsible under Section 2.12;

(h)	any claim for a broker’s, finder’s, origination or similar fee based upon arrangements made by or on behalf of Seller or its Affiliates; or

(i)	any fraud, intentional misrepresentation or willful breach by Seller.

6.2       Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller and its officers, directors, managers and employees (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred or suffered by any Seller Indemnitee arising out of, relating to or resulting from (a) any breach or inaccuracy of any representation or warranty made by Purchaser in Article IV; (b) any breach or non-performance of any covenant or agreement of Purchaser contained in this Agreement; (c) any Assumed Liability; or (d) any fraud, intentional misrepresentation or willful breach by Purchaser.

6.3       Procedures for Indemnification.

(a)	Notice. Promptly after receipt by an indemnified party of notice of any third-party claim or the commencement of any action or proceeding for which indemnification may be sought (a “Third-Party Claim”), such indemnified party shall notify the indemnifying party in writing; provided, however, that failure to give timely notice shall not relieve the indemnifying party of its obligations except to the extent it is actually and materially prejudiced thereby.

(b)	Defense. The indemnifying party may assume and control the defense of any Third-Party Claim with counsel reasonably acceptable to the indemnified party, at the indemnifying party’s expense, provided that it first acknowledges in writing its indemnification obligation in respect of that claim. The indemnified party may participate in (but not control) the defense at its own expense, and may assume the defense, at the indemnifying party’s expense, if the indemnifying party fails to assume the defense within twenty (20) days, if the claim seeks non-monetary relief, relates to any Intellectual Property included in the Purchased Assets, or relates to a criminal or regulatory matter, or if a conflict of interest exists. The indemnifying party shall not settle any Third-Party Claim without the indemnified party’s prior written consent unless the settlement provides solely for the payment of money that is fully paid by the indemnifying party, imposes no admission of wrongdoing or ongoing obligation on the indemnified party, and includes an unconditional release of the indemnified party.

(c)	Direct Claims. For claims not involving a Third-Party Claim, the indemnified party shall provide written notice specifying in reasonable detail the basis and amount (if known) of the claim, and the indemnifying party shall respond in writing within thirty (30) days, failing which the claim shall be deemed accepted.

6.4       Survival. The representations and warranties in this Agreement shall survive the Closing for a period of twenty-four (24) months, except that (a) the Fundamental Representations shall survive until sixty (60) days after the expiration of the applicable statute of limitations; (b) the representations and warranties in Sections 3.4 (Existing Platform), 3.5 (Intellectual Property), 3.10 (Open Source), 3.11 (Data; Privacy), 3.12 (No Malicious Code) and 3.13 (Taxes) shall survive for five (5) years following the Closing; and (c) any claim asserted in writing prior to the expiration of the applicable survival period shall survive until finally resolved. Covenants shall survive in accordance with their terms or, if no term is specified, until fully performed. Claims for fraud, intentional misrepresentation or willful breach shall survive indefinitely.

6.5       Limitations on Indemnification.

(a)	Basket. Seller shall have no liability under Section 6.1(a) (other than in respect of the Fundamental Representations or fraud) until the aggregate Losses of the Purchaser Indemnitees thereunder exceed Fifty Thousand United States Dollars (US$50,000), whereupon Seller shall be liable for all such Losses from the first dollar.

(b)	Cap. The aggregate liability of Seller under Section 6.1(a) in respect of breaches of representations and warranties other than the Fundamental Representations and those listed in Section 6.4(b) shall not exceed [fifty percent (50%)] of the Purchase Price. The aggregate liability of Seller under Section 6.1(a) in respect of the Fundamental Representations and the representations listed in Section 6.4(b), and under Sections 6.1(b) through 6.1(h), shall not exceed the Purchase Price. There shall be no cap on Seller’s liability for fraud, intentional misrepresentation or willful breach. For purposes of this Section 6.5, the “Purchase Price” shall be valued at US$7,450,000, less any Installment of the Cash Consideration set off pursuant to Section 6.7 and less the Stated Value of any Preferred Shares cancelled pursuant to Section 2.5(f).

(c)	Purchaser Cap. The aggregate liability of Purchaser under this Article VI shall not exceed the Cash Consideration, except in the case of fraud.

(d)	Other Limitations. Losses shall be calculated net of insurance proceeds and third-party recoveries actually received by the indemnified party, net of collection costs and premium increases. No Party shall be entitled to recover more than once in respect of the same Loss. Neither Party shall be liable for punitive or exemplary damages except to the extent actually payable to a third party in respect of a Third-Party Claim. All indemnification payments shall be treated as adjustments to the Purchase Price for Tax purposes to the extent permitted by applicable law.

6.6       Exclusive Remedy. Except for claims based upon fraud, intentional misrepresentation or willful breach, and except for the right of either Party to seek specific performance, injunctive relief or other equitable remedies, the indemnification provisions of this Article VI (including the set-off and cancellation rights in Section 6.7) shall constitute the sole and exclusive monetary remedy of the Parties for breaches of this Agreement following the Closing.

6.7       Set-Off Against Cash Consideration; Cancellation of Preferred Shares; Surrender of Conversion Shares.

(a)	In addition to any other remedy available to it, Purchaser may, upon fifteen (15) Business Days’ prior written notice to Seller setting forth in reasonable detail the basis for and the amount of the claim, satisfy the amount of any Losses for which a Purchaser Indemnitee is entitled to indemnification under this Article VI, and which has been (i) agreed by Seller in writing, (ii) determined by a final and non-appealable judgment or arbitral award, or (iii) reasonably and in good faith estimated by Purchaser in respect of a pending claim, by, at Purchaser’s election, (x) withholding and setting off the amount of such Losses against any one or more Installments of the Cash Consideration not yet paid, and/or (y) cancelling, for no consideration, a number of Preferred Shares having an aggregate Stated Value equal to the amount of such Losses (or the portion thereof not satisfied by set-off under clause (x)). Such cancellation shall be applied first against the Series E Preferred Shares and then against the Series D Preferred Shares, in each case whether or not the applicable Conversion Conditions have been satisfied. Seller hereby irrevocably consents to any such cancellation, agrees that Purchaser may instruct the Transfer Agent to effect the same without any action by Seller, and irrevocably appoints Purchaser as its attorney-in-fact, coupled with an interest, to execute any instrument necessary to effect the same. In the case of clause (iii), if the claim is finally resolved in an amount less than the amount so withheld and/or the Stated Value of the Preferred Shares so cancelled, Purchaser shall pay to Seller, without interest, within ten (10) Business Days after such final resolution, the amount of any Installment so withheld in excess of the amount finally determined, and shall reissue to Seller Preferred Shares of the applicable series having a Stated Value equal to the difference, on the same terms (including the original Milestone Deadline) as the shares so cancelled.

(b)	If and to the extent the unpaid Installments of the Cash Consideration and the Preferred Shares have been paid or converted or are insufficient to satisfy such Losses, Purchaser may require Seller to surrender for cancellation, within ten (10) Business Days of demand, a number of Conversion Shares having a value, determined at the Conversion Price set forth in Section 2.4(f), equal to the amount of such Losses (or the remaining balance thereof), and Seller shall deliver such shares free and clear of all Encumbrances. If Seller no longer holds a sufficient number of such shares, Seller shall pay the balance in cash within such ten (10) Business Day period.

(c)	The good-faith exercise by Purchaser of its rights under this Section 6.7 shall not constitute a breach of this Agreement, either Certificate of Designation or any other Transaction Document, and the Certificates of Designation shall expressly provide for such cancellation. Seller acknowledges that, because a substantial portion of the Purchase Price consists of securities of Purchaser and the Cash Consideration is payable in Installments following the Closing, the rights set forth in this Section 6.7 are a material inducement to Purchaser’s entry into this Agreement.

ARTICLE VII

TERMINATION

7.1       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written consent of the Parties;

(b)	by Purchaser, if the Closing has not occurred on or before the Outside Date, unless the failure of the Closing to occur is the result of a material breach of this Agreement by Purchaser;

(c)	by Seller, if the Closing has not occurred on or before the date that is [thirty (30)] days after the Outside Date, unless the failure of the Closing to occur is the result of a material breach of this Agreement by Seller or the failure of any condition in Section 2.10(a) to be satisfied;

(d)	by either Party, if the other Party has materially breached any representation, warranty or covenant herein and such breach has not been cured within ten (10) Business Days after written notice thereof (or, if earlier, by the Outside Date);

(e)	by Purchaser, if any condition set forth in Section 2.10(a) has become incapable of satisfaction by the Outside Date, or if Purchaser’s Board of Directors does not approve the definitive Transaction Documents; or

(f)	by either Party, if a Governmental Authority has issued a final, non-appealable order permanently prohibiting the transactions contemplated hereby.

7.2       Effect of Termination. Upon termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and of no further force or effect, without liability of either Party, except that (a) Sections 5.5 (Confidentiality), 5.7 (Public Announcements), this Section 7.2 and Article VIII shall survive, (b) no such termination shall relieve any Party of liability for fraud or any willful breach of this Agreement occurring prior to termination, and (c) Seller shall promptly return or destroy all confidential information of Purchaser. In no event shall Purchaser have any obligation to pay or issue any portion of the Purchase Price if the Closing does not occur.

7.3       Dispute Resolution. Any dispute arising out of or relating to this Agreement (including any dispute regarding an ARR Certification) shall first be submitted to senior executives of the Parties, who shall meet (in person or by video conference) within fifteen (15) Business Days after written notice of the dispute and attempt in good faith to resolve it. If the dispute is not resolved within thirty (30) days after such notice, either Party may pursue its remedies in accordance with Section 8.3. Nothing in this Section 7.3 shall prevent a Party from seeking injunctive or other equitable relief at any time.

ARTICLE VIII

MISCELLANEOUS

8.1       Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.2       Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered by personal delivery, by nationally recognized overnight courier, or by email (with confirmation of transmission and a copy sent by one of the foregoing methods), addressed as follows (or to such other address as a Party may designate by notice): if to Purchaser, to Sadot Group Inc., 295 East Renfro Street, Suite 300, Burleson, Texas 76028, Attention: Chief Executive Officer, Email: m.d.murray2010@gmail.com, with a copy (which shall not constitute notice) to Fleming PLLC, Attention: Stephen M. Fleming, Email: smf@flemingpllc.com; and if to Seller, to Softech Resources Limited, No. 5, 17/F, Strand 50, 50 Bonham Strand, Sheung Wan, Hong Kong, Attention: Kailesh Jagdishchandra Ashani, Director, Email: Info@softechcom.net. Notices shall be deemed delivered upon receipt (or refusal of delivery).

8.3       Governing Law; Venue; Waiver of Jury Trial. This Agreement, and all claims arising out of or relating hereto, shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict-of-laws principles. The state and federal courts located in Clark County, Nevada shall have exclusive jurisdiction over any claim, suit or proceeding (each, a “Proceeding”) related to this Agreement, and each Party irrevocably (a) consents to the jurisdiction of such courts for any Proceeding, (b) consents to service of process in any Proceeding by nationally recognized overnight courier at the address set forth in Section 8.2, as well as other means of service permitted by law, and (c) waives any objection on the grounds of venue, residence, domicile or inconvenient forum to any Proceeding brought in such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.4       Specific Performance. Seller acknowledges that the Purchased Assets are unique and that Purchaser would be irreparably harmed by any breach of this Agreement by Seller, for which monetary damages would be an inadequate remedy. Accordingly, Purchaser shall be entitled to specific performance and injunctive relief to enforce this Agreement, without proof of actual damages and without any requirement to post a bond, in addition to any other remedy available at law or in equity.

8.5       Waivers. The failure of any Party to insist upon the performance of any of the terms or conditions of this Agreement or to exercise any right hereunder shall not be construed as a waiver or relinquishment of any such right, term or condition. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach hereunder shall be valid unless in writing and signed by the Party making such waiver.

8.6       Severability. The provisions of this Agreement shall be severable, and if any of them are held invalid or unenforceable, then that provision shall be construed to the maximum extent permitted by law, and the invalidity or unenforceability of one provision shall not affect any other.

8.7       Asset Purchase; No Successor Liability. The transaction contemplated under this Agreement is strictly an asset purchase. Purchaser is not taking any assignment of any debt, obligation or other Encumbrance on any Purchased Asset other than the Assumed Liabilities, is not a successor to Seller or any business of Seller, and is not acquiring any equity interest in Seller.

8.8       Entire Agreement; Amendment. This Agreement (including the Exhibits and Disclosure Schedules), together with the other Transaction Documents, contains the complete and final agreement between the Parties and supersedes all previous understandings, term sheets, board materials, summaries and correspondence relating to the subject matter hereof, whether oral or written. In the event of any conflict between this Agreement and either Certificate of Designation with respect to the Conversion Conditions, cancellation or set-off, the provision more protective of Purchaser shall control as between the Parties. This Agreement may only be modified by a written agreement signed by duly authorized representatives of both Parties.

8.9       Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or in part, by Seller without the prior written consent of Purchaser, which may be withheld for any or no reason. Purchaser may assign this Agreement and any of its rights hereunder, in whole or in part, to any Affiliate or to any successor to or acquirer of all or substantially all of the SalesIQ Platform, without Seller’s consent; provided that Purchaser shall remain responsible for the payment of the Cash Consideration and the issuance of the Securities. A Change of Control of Seller shall be deemed an assignment for purposes of this Section 8.9. Any attempted assignment in breach of this Section 8.9 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

8.10       No Third-Party Beneficiaries. Except for the Purchaser Indemnitees and the Seller Indemnitees under Article VI, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein shall confer any right, benefit or remedy upon any other Person.

8.11       Limitation on Consequential Damages. EXCEPT IN THE CASE OF FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL BREACH, AND EXCEPT FOR LOSSES PAYABLE TO A THIRD PARTY IN RESPECT OF A THIRD-PARTY CLAIM, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS WERE AN ESSENTIAL ELEMENT IN SETTING THE CONSIDERATION UNDER THIS AGREEMENT.

8.12       Arm’s Length Negotiations; Independent Counsel. Each Party represents that (a) before executing this Agreement it has fully informed itself of the terms, contents, conditions and effects hereof; (b) it has relied solely upon its own judgment in executing this Agreement; (c) it has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors; (d) it has acted voluntarily and of its own free will; and (e) this Agreement is the result of arm’s-length negotiations conducted by the Parties and their respective counsel.

8.13       Remedies Cumulative. Except as expressly provided in Section 6.6, the remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement, at law or in equity.

8.14       Relationship of the Parties. Nothing in this Agreement creates any partnership, joint venture, agency, fiduciary or employment relationship between the Parties. Seller shall have no authority to bind Purchaser.

8.15       Counterparts; Electronic Signatures. This Agreement and any other Transaction Document may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any counterpart delivered by .pdf or other electronic means (including DocuSign or similar platform) shall be treated in all respects as an original executed counterpart, and no Party shall raise the use of electronic delivery as a defense to the formation of a contract, except to the extent such defense relates to lack of authenticity.

8.16       Time of the Essence. Time is of the essence with respect to the Closing, the Outside Date and the Milestone Deadline.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement by their duly authorized representatives as of the Effective Date.

PURCHASER: SADOT GROUP INC. By: /s/ Michael D. Murray Name: Michael D. Murray Title: Chief Executive Officer	SELLER: SOFTECH RESOURCES LIMITED By: /s/ Kailesh Jagdishchandra Ashani Name: Kailesh Jagdishchandra Ashani Title: Director

[Signature Page to Asset Purchase Agreement]

EXHIBITS AND SCHEDULES

Exhibit A Purchased Assets; SalesIQ Platform Intellectual Property

Exhibit B Form of Intellectual Property Assignment

Exhibit C Certificate of Designation of Series D Convertible Preferred Stock

Exhibit D Certificate of Designation of Series E Convertible Preferred Stock

Exhibit E Form of Voting Agreement

Exhibit F Form of Bill of Sale and Assignment and Assumption Agreement

Schedule 1.1(e) Assumed Contracts; Platform Contracts

None

Schedule 1.1(f) Assumed Liabilities

None.

Schedule 1.1(u) Excluded Assets

None.

Schedule 3.10 Open-Source Bill of Materials; Third-Party Software and Cloud Services

None

EXHIBIT A

PURCHASED ASSETS — SALESIQ PLATFORM

All right, title and interest of Seller and its Affiliates in and to the SalesIQ Platform, an existing autonomous AI-enabled commercial origination platform that identifies commodity-trading prospects, engages them through personalized email, AI voice and LinkedIn outreach, demonstrates forecasting capability using live data, originates commodity transaction opportunities and converts prospects to subscribers or transaction counterparties, including the following:

1.	Software and Source Code. All object code and source code of the SalesIQ Platform, including all code repositories (with full branch and commit history) listed in Part 1 of this Exhibit A, build scripts, deployment scripts, infrastructure-as-code, APIs, microservices, prompts, agents, workflows, algorithms, models, model weights, fine-tuning and evaluation data, embeddings, configurations, integrations and environments.

2.	Documentation. All product specifications, architecture materials, design documents, technical and user documentation, API documentation, testing materials and test suites, deployment and run-book instructions, and development records, including the Current-Functionality Specification.

3.	Trademarks and Domain Names. The “SalesIQ” name and mark and all related trademarks, service marks, trade names, logos and brand assets, all registrations and applications therefor, the domain names and social media accounts and handles listed in Part 2 of this Exhibit A, and all goodwill associated therewith.

4.	Data Assets. The proprietary databases, prospect datasets (including the database of global commodity-trading prospects), contact and lead databases, taxonomies, training data, evaluation data, configuration data and analytics listed in Part 3 of this Exhibit A, to the extent lawfully owned by Seller and transferable in compliance with applicable law.

5.	Assumed Contracts. The third-party licenses, hosting and cloud-services arrangements, software subscriptions, data licenses, customer agreements and vendor agreements listed on Schedule 1.1(e).

6.	Intellectual Property. All patents, patent applications, invention disclosures, copyrights, trade secrets, know-how and other Intellectual Property embodied in, used in or necessary to operate the SalesIQ Platform, including the registered and applied-for Intellectual Property listed in Part 4 of this Exhibit A, and all rights to sue for and collect damages for past, present and future infringement, misappropriation or other violation thereof.

7.	Accounts and Credentials. All administrative credentials, passwords, encryption keys, API keys, and registrar, hosting, cloud-services, source-control and third-party-service accounts relating to the SalesIQ Platform.

8.	Records and Claims. All books, records, files and chain-of-title documentation relating to the foregoing, and all claims, causes of action and rights of recovery relating to the foregoing.

EXHIBIT B

INTELLECTUAL PROPERTY ASSIGNMENT

FOR VALUE RECEIVED, SOFTECH RESOURCES LIMITED, a company duly incorporated under the laws of Hong Kong (Business Registration Number 80851742) (the “Assignor”), hereby irrevocably sells, assigns, transfers, conveys and sets over unto Sadot Group Inc., a Nevada corporation (the “Assignee”), its successors and assigns, the entire right, title and interest, throughout the world, in and to all Intellectual Property included in the Purchased Assets as defined in that certain Asset Purchase Agreement dated as of September 30, 2026, between Assignor and Assignee (the “Agreement”), including (a) the SalesIQ Platform and all software, source code, object code, models, prompts, agents, workflows, algorithms, databases and data assets included therein; (b) all copyrights and works of authorship therein, and all registrations and applications therefor; (c) all trademarks, service marks, trade names, logos and domain names, together with the goodwill of the business symbolized thereby; (d) all patents, patent applications and inventions, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, extensions and foreign counterparts thereof, and all rights of priority; (e) all trade secrets and know-how; and (f) all rights to sue for and collect damages and other remedies for past, present and future infringement, misappropriation or other violation of any of the foregoing. Assignor hereby waives, and agrees never to assert, any moral rights in any of the foregoing. Assignor authorizes the Commissioner for Patents, the Commissioner for Trademarks, the Register of Copyrights and any other Governmental Authority or registrar to record Assignee as the owner of the foregoing. This Assignment is delivered pursuant to, and is subject to, the Agreement, which shall control in the event of any conflict.

IN WITNESS WHEREOF, the Assignor has executed this Assignment as of the 30th day of September, 2026.

SOFTECH RESOURCES LIMITED

By:

Name: Kailesh Jagdishchandra Ashani

Title: Director

EXHIBIT C

CERTIFICATE OF DESIGNATION OF SERIES D CONVERTIBLE PREFERRED STOCK

[To be attached.]

EXHIBIT D

CERTIFICATE OF DESIGNATION OF SERIES E CONVERTIBLE PREFERRED STOCK

[To be attached.]

EXHIBIT E

FORM OF VOTING AGREEMENT

[To be attached.]

EXHIBIT F

FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

[To be attached.]